Exhibit 5.1

`	Stikeman Elliott LLP Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, ON Canada M5L 1B9 Main: 416 869 5500 Fax: 416 947 0866 www.stikeman.com

September 21, 2020

Obsidian Energy Ltd.

Suite 200, 207 - 9th Avenue SW

Calgary, Alberta T2P 1K3

Dear Sirs/Mesdames:

Re: Registration Statement on Form F-4 of Obsidian Energy Ltd.

We have acted as Canadian counsel to Obsidian Energy Ltd. (the “Company”), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of common shares (the “Common Shares”) in connection with the offer to exchange contemplated by the Registration Statement.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to practice law in the province of Alberta and we do not express any opinion on any laws other than the laws of the province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has been declared effective by order of the Commission and the Common Shares have been issued upon the terms and conditions set forth in the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

(signed) “Stikeman Elliott LLP”

STIKEMAN ELLIOTT LLP